EXHIBIT 2.1
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        THE SECURITY PURCHASE AND TENDER OFFER AGREEMENT (THE "PURCHASE
   AGREEMENT") HAS BEEN INCLUDED TO PROVIDE INVESTORS AND SECURITY HOLDERS WITH INFORMATION REGARDING ITS TERMS. IT IS NOT INTENDED TO PROVIDE ANY OTHER FACTUAL INFORMATION ABOUT THE COMPANY. THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THE PURCHASE AGREEMENT WERE MADE ONLY FOR PURPOSES OF SUCH AGREEMENT AND AS OF SPECIFIC DATES, WERE SOLELY FOR THE BENEFIT OF THE PARTIES TO SUCH AGREEMENT, AND ARE SUBJECT TO LIMITATIONS AGREED UPON BY THE CONTRACTING PARTIES, INCLUDING BEING QUALIFIED, MODIFIED OR LIMITED BY CONFIDENTIAL DISCLOSURES EXCHANGED BETWEEN THE PARTIES IN CONNECTION WITH THE EXECUTION OF THE PURCHASE AGREEMENT. THE REPRESENTATIONS AND WARRANTIES MAY HAVE BEEN MADE FOR THE PURPOSES OF ALLOCATING CONTRACTUAL RISK BETWEEN THE PARTIES TO THE AGREEMENT INSTEAD OF ESTABLISHING THESE MATTERS AS FACTS, AND MAY BE SUBJECT TO STANDARDS OF MATERIALITY APPLICABLE TO THE CONTRACTING PARTIES THAT DIFFER FROM THOSE APPLICABLE TO INVESTORS. INVESTORS ARE NOT THIRD-PARTY BENEFICIARIES UNDER THE PURCHASE AGREEMENT AND SHOULD NOT RELY ON THE REPRESENTATIONS, WARRANTIES AND COVENANTS OR ANY DESCRIPTIONS THEREOF AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS OR CONDITION OF THE COMPANY OR PURCHASER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES. MOREOVER, INFORMATION CONCERNING THE SUBJECT MATTER OF THE REPRESENTATIONS AND WARRANTIES MAY CHANGE AFTER THE DATE OF THE PURCHASE AGREEMENT, WHICH SUBSEQUENT INFORMATION MAY OR MAY NOT BE FULLY REFLECTED IN THE COMPANY'S PUBLIC DISCLOSURES. ACCORDINGLY, THE REPRESENTATIONS AND WARRANTIES IN THE PURCHASE AGREEMENT SHOULD NOT BE VIEWED OR RELIED UPON AS STATEMENTS OF ACTUAL FACTS OR THE ACTUAL STATE OF AFFAIRS OF THE COMPANY.

                          SECURITIES PURCHASE AND
                           TENDER OFFER AGREEMENT

        This Securities Purchase and Tender Offer Agreement ("Agreement") is dated as of March 30, 2009, between General Employment Enterprises, Inc., an Illinois corporation ("Company"), and PSQ, LLC, a newly formed Kentucky limited liability company created as a special purpose vehicle as purchaser of the securities that are the subject of this Agreement ("Purchaser").

        WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, newly-issued shares of Common Stock (as defined below) of the Company as more fully described in this Agreement; and

        WHEREAS, each of the respective Boards of Member-Managers or Directors of Purchaser and the Company has determined it is in the best interests of their respective stockholders or members for the Purchaser to also offer to acquire up to 2,500,000 shares of the Common Stock of the Company ("Maximum Number of Shares") at a price of

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   $.60 in cash per share pursuant to a cash tender offer ("Offer") upon the terms and conditions set forth herein.

        NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

                                 ARTICLE I.
                                 DEFINITIONS

        1.1 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

             "Action" shall have the meaning ascribed to such term in
        Section 3.2(j).

             "Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act. With respect to Purchaser, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Purchaser will be deemed to be an Affiliate of Purchaser.

             "Board of Directors" means the board of directors of the Company from time to time as constituted.

             "Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

             "Closing" means the simultaneous consummation of the purchase and sale of the Securities to be acquired by the Purchaser pursuant to Section 2.1 hereof and the consummation of the Offer described in Section 2.3 hereof.

             "Closing Date" means the Trading Day when the Closing occurs.

             "Commission" means the United States Securities and Exchange Commission.

             "Common Stock" means the common stock of the Company, no par value, and any other class of securities into which such securities may hereafter be reclassified or changed into.



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             "Common Stock Equivalents" means any securities of the
        Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

             "Company Counsel" means Schiff Hardin LLP, with offices located at 6600 Sears Tower, Chicago, Illinois 60606.

             "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under.

             "GAAP" shall have the meaning ascribed to such term in
        Section 3.2(h).

             "Indebtedness" shall have the meaning ascribed to such term in Section 3.2(x).

             "Intellectual Property Rights" shall have the meaning ascribed to such term in Section 3.2(o).

             "Liens" means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

             "Material Adverse Effect" shall have the meaning assigned to such term in Section 3.1.

             "Material Permits" shall have the meaning ascribed to such term in Section 3.2(m).

             "Offer" shall mean the tender offer Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) within ten (10) business days of the date hereof, as described in this Agreement.

             "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

             "Required Approvals" shall have the meaning ascribed to such term in Section 3.2(e).

             "Registration Rights Agreement" means the agreement that is one of the Transaction Documents ancillary to this Agreement to be executed by the Purchaser, the Company and Herbert F. Imhoff, Jr.



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              "SEC Reports" shall have the meaning ascribed to such term in Section 3.2(h).

             "Securities" means the Shares of Common Stock to be sold to Purchaser by the Company pursuant to this Agreement.

             "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated there under.

             "Shares" means shares of Common Stock.

             "Short Sales" means all "short sales" as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

             "Trading Day" means a day on which the Common Stock is traded on the Trading Market or an over-the-counter market, if applicable.

             "Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: NYSE Amex.

             "Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

             "Transfer Agent" means Continental Stock Transfer & Trust
        Company.

                                 ARTICLE II.
                              PURCHASE AND SALE

        2.1  CLOSING.

        (a) The Closing shall occur no later than the third Business Day after satisfaction of the conditions set forth in Section 2.5 (other than those conditions that by their nature are to be satisfied at Closing).

        (b) On the Closing Date, upon the terms and subject to the conditions set forth herein, immediately after the consummation of the Offer on the Closing Date, the Company agrees to sell, and the Purchaser agrees to purchase, an aggregate of 7,700,000 Shares of Common Stock at the Purchase Price set forth below. On the Closing Date, Purchaser shall direct the Escrow Agent (as defined below) to deliver to the Company from the Escrow Account (as defined below), via wire transfer, immediately available funds equal to the Purchase Price and the Company shall deliver to Purchaser duly authorized certificates representing the Securities.


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        (c)  As soon as reasonably practicable after the Closing,
   Purchaser shall instruct the Escrow Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Closing, evidenced outstanding Shares (the "Certificates"), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Escrow Agent, and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Offer) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Offer Consideration to be paid therefore pursuant to
   Section 2.2(b), and, if applicable, a new Certificate representing any Shares represented by the surrendered Certificate that were not surrendered or accepted for surrender in the Offer. Upon surrender of a Certificate to the Escrow Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive from Purchaser in exchange therefor cash in an amount equal to the product of (i) the number of Shares theretofore represented by such Certificate that were validly tendered on or prior to the Final Expiration Date (as defined below) and not timely withdrawn, subject to reduction pursuant to Section 2.3.1(c), and (ii) the Per Share Offer Consideration. If the Certificate represented more Shares than the number of Shares validly tendered by the holder thereof (and not withdrawn) prior to the Final Expiration Date after taking into account any reduction pursuant to
   Section 2.3.1(c), then the Company shall issue a new Certificate to the surrendering holder thereof representing the number of Shares represented by the surrendered Certificate that were not so tendered or accepted for tender in the Offer. No interest shall be paid or accrued on any cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the surrendered Certificate or established to the satisfaction of Purchaser and the Company that such taxes have been paid or are not applicable. Any portion of the Escrow Amount which remains undistributed to the holders of Certificates one year after the Closing shall be delivered to Purchaser, upon demand, and any holders of Certificates that have not theretofore complied with this Section 2.1(c) shall thereafter look only to Purchaser, and only as general creditors thereof, for payment of their claim for any Per Share Offer Consideration. None of Purchaser, the Company or the Escrow Agent shall be liable to any person in respect of any payments or distributions payable from the Escrow Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.



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        (d)  The Closing shall occur at the offices of Company Counsel or such other location as the parties shall mutually agree.

        2.2  PURCHASE PRICE.

        (a) The Company has agreed to issue and sell to the Purchaser and the Purchaser has agreed to purchase the Securities at a price equal to $.25 per Share, for an aggregate purchase price of $1,925,000 ("Purchase Price").

        (b) In addition, in accordance with Section 2.3, below, Purchaser has agreed to consummate the Offer for a maximum of 2,500,000 Shares of the Company's outstanding Common Stock (subject to satisfaction of the conditions described in Section 2.5(b)), at a price of $.60 per Share ("Per Share Offer Consideration"), for a maximum aggregate Offer amount of $1,500,000.

        (c) Simultaneous with the execution of this Agreement, Purchaser has caused to be deposited into a financial institution escrow account ("Escrow Account") with Park Avenue Bank, 460 Park Avenue, New York, NY 10022 ("Escrow Agent") the maximum aggregate Purchase Price totaling $1,925,000 ("Purchase Escrow Amount"), and no later than three (3) days prior to the Closing, Purchaser shall provide written evidence satisfactory to the Company of the availability of the aggregate maximum amount of the consideration needed to consummate the Offer totaling $1,500,00 ("Maximum Offer Amount").The Purchase Escrow Amount shall be subject to the terms of an escrow agreement entered into between the Company, Purchaser and the Escrow Agent on the date hereof which, among other things, provides for a return of the Escrow Amount to the Purchaser in the event of any termination of this Agreement, except if such termination provides for the payment of damages to the Company as provided for in Section 6.2.

        2.3  TENDER OFFER.

        2.3.1  TERMS OF TENDER OFFER.

        (a) Provided that this Agreement shall not have been terminated in accordance with Section 6.1 hereof, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within ten (10) business days of the date hereof. Consummation of the Offer will be subject only to the satisfaction or waiver of the conditions set forth in Section 2.5(b) hereof, any of which conditions may be waived in the sole discretion of Purchaser. Assuming all of the conditions to consummation of the Offer are satisfied, Purchaser shall consummate the Offer as promptly as possible to the extent necessary to acquire the Maximum Number of Shares (taking into account the Shares validly tendered and not timely withdrawn as of the Final Expiration Date).

        (b) Purchaser agrees that upon the terms and subject to the conditions of this Agreement, Purchaser shall accept for payment all

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   Shares (including any Securities), up to the Maximum Number of Shares,
   that are validly tendered on or prior to the Final Expiration Date and not timely withdrawn, as soon as it is permitted to do so under applicable law, and shall pay for such Shares promptly thereafter.

        (c) In the event that the number of Shares that are validly tendered on or prior to the Final Expiration Date and not timely withdrawn exceed the Maximum Number of Shares, the final number of Shares deemed validly tendered by each stockholder of the Company as of the Final Expiration Date shall be reduced to be an amount equal to the product of: (i) the number of Shares validly tendered by such stockholder (and not withdrawn) as of the Final Expiration Date and
   (ii) the quotient of (A) 2,500,000 over (B) the total number of Shares validly tendered (and not withdrawn) by all stockholders of the Company as of the Final Expiration Date.

        (d) The Offer shall initially be scheduled to expire seventy-five (75) days following the commencement thereof; provided that, unless this Agreement shall have been terminated pursuant to Section
   6.1 hereof, Purchaser shall be required to extend the Offer from time-to-time until the Closing Date in the event that, at a then-scheduled expiration date, the conditions to Closing set forth in Section 2.5 have not been satisfied (such final expiration date of the Offer being referred to herein as the "Final Expiration Date"); provided further that, under no circumstances shall any such extension be less than the minimum number of days required by the Exchange Act or the rules and regulations promulgated thereunder or by applicable law.

        (e) As promptly as practicable on the date of commencement of the Offer, Purchaser shall file with the United States Securities and Exchange Commission ("SEC") a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer which shall comply as to form in all material respects with the provisions of applicable federal securities laws. The Schedule TO shall contain or incorporate by reference an offer to purchase ("Offer to Purchase") and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). The Company and Purchaser shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Purchaser will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. In conducting the Offer, Purchaser shall comply in all material respects with the provisions of the Exchange Act and any other applicable law. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the

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   SEC. In addition, Purchaser agrees to provide the Company and its counsel with any comments, whether written or oral, that Purchaser or its counsel may receive from time-to-time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

        (f) For the avoidance of doubt, without the prior written consent of the Company, Purchaser shall not (i) decrease or change the form of the Per Share Offer Consideration described in Section 2.2(b) above, (ii) amend any term of the Offer in any manner adverse to holders of Shares of Common Stock, or (iii) change any of the closing conditions to the Offer described in Section 2.5(b) or impose any additional conditions to the Offer.

        2.3.2     COMPANY ACTION.

        (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) determined that the terms of the Offer are fair to and in the best interests of the stockholders of the Company, (ii) approved this Agreement, the Offer and the other transactions contemplated hereby and (iii) resolved (subject to the limitations contained herein) to recommend that the stockholders of the Company accept the Offer, tender their Shares to Purchaser thereunder and approve and adopt this Agreement. Subject to Section
   4.3 below, the Company hereby consents to the inclusion in the Offer Documents of the Board's recommendation described in the immediately preceding sentence. The Company has been authorized by Prairie Capital Advisors, Inc., the Company's financial advisor, to permit the inclusion of a copy its fairness opinion with regard to the transactions contemplated hereby.

        (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") containing, subject to Section 4.3 below, the recommendations referred to in paragraph (a) above and shall mail the Schedule 14D-9 to the record holders of Shares as required by law. Purchaser will promptly supply to the Company in writing, for inclusion in the
   Schedule 14D-9, all information concerning Purchaser as required by
   Section 14(f) of the Exchange Act and Rule 14F-1 thereunder, and the Company shall include such information in the Schedule 14D-9. Each of the Company and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by or deemed advisable under applicable federal securities laws.

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   Purchaser and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Purchaser and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Purchaser and its counsel prior to responding to such comments.

        (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as the Company, Purchaser or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Purchaser and its Affiliates shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer, and, if this Agreement is terminated in accordance with Section 6.1 hereof, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

        2.4  COMPANY STOCKHOLDERS MEETING; PREPARATION OF THE PROXY
             STATEMENT.

        (a) As soon as practicable following the date hereof, the Company shall use its commercially reasonable efforts to take all action necessary, in accordance with the Illinois Business Corporation Act of 1983, as amended ("Illinois Business Act"), the Exchange Act and other applicable law and its certificate of incorporation and bylaws to convene and hold a meeting of the stockholders of Company (the "Stockholders Meeting") for the purpose of considering and voting upon the sale by the Company of Securities to Purchaser as contemplated by this Agreement and to solicit proxies pursuant to a proxy statement of the Company to be filed by the Company in connection therewith ("Company Proxy Statement"). Subject to the provisions of Section 4.3 below, the Board of Directors shall recommend that the holders of Shares vote in favor of the sale by the Company of Securities to Purchaser as contemplated by this Agreement at the Stockholders Meeting and shall cause such recommendation to be included in the Company Proxy Statement.


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        (b)  As soon as practicable following the date hereof, the
   Company, in consultation with Purchaser, shall prepare and file the Company Proxy Statement with the SEC in accordance with the Exchange Act and the rules and regulations thereunder. Each of the Company and Purchaser shall promptly correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Company Proxy Statement and to cause the Company Proxy Statement as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by or deemed advisable under applicable federal securities laws, state law or the requirements of any securities exchange on which the Company's Shares are listed. Purchaser and its counsel shall be given reasonable opportunity to review and comment upon the Company Proxy Statement prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Purchaser and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Company Proxy Statement promptly after the receipt of such comments and shall consult with Purchaser and its counsel prior to responding to such comments.

        2.5  CLOSING CONDITIONS.

        (a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met or waived by the Company at or prior to the Closing, provided, however, that the Company may not rely on the failure of any of the following conditions in this Section 2.5(a) to be satisfied if such failure was caused by the Company's failure to act in good faith or to use best efforts to cause the Closing to occur, as required by Section 4.2:

             (i) the approval of the sale by the Company of the Securities to Purchaser as contemplated hereby by affirmative vote (by a majority of votes cast) by the holders of shares of Common Stock;

             (ii) there is no order, litigation, injunction, administrative stop order or other legal restraint pending against the Company at the Closing Date that would limit or prohibit the Closing of the transactions contemplated by this Agreement;

             (iii) the accuracy in all material respects on the Closing Date of the representations and warranties of the Purchaser contained herein as though made as of such time, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

             (iv) all obligations, covenants and agreements of Purchaser required to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been performed in all material respects.

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        (b)  The respective obligations of the Purchaser hereunder in connection with the Closing are subject to the following conditions being met or waived by Purchaser at or prior to the Closing, provided, however, that Purchaser may not rely on the failure of any of the following conditions in this Section 2.5(b) to be satisfied if such failure was caused by Purchaser's failure to act in good faith or to use best efforts to cause the Closing to occur, as required by Section 4.2:

             (i) the accuracy on the Closing Date of the representations and warranties of the Company contained herein as though made as of such time, except to the extent that such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date), in each case except for inaccuracies or breaches as to matters that, individually or in the aggregate, would not have a Material Adverse Effect;

             (ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been performed in all material respects; and

             (iii) there shall have been no Material Adverse Effect (as defined in Section 3.1 below) with respect to the Company since the date hereof.

                                ARTICLE III.
                       REPRESENTATIONS AND WARRANTIES

        3.1  GENERAL.

        In this Agreement, any reference to a "Material Adverse Effect" with respect to the Company means any event, change or effect that:

        (a) is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities
   (including contingent liabilities), business, operations or results of operations of the Company and its Subsidiaries, taken as a whole, except to the extent of any event, change or effect resulting from or arising in connection with:

             (i) any change in general economic, business, regulatory, market conditions or political conditions, in each case both regional, domestic and international, including changes or disruptions in capital or financial markets;

             (ii) natural disasters, acts of God, any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or civil unrest;



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             (iii)  any change in applicable laws of any governmental
   entity or interpretations thereof by any governmental entity or in GAAP;

             (iv) any change generally affecting the industry in which the Company conducts its business;

             (v) the execution, announcement or performance of this Agreement or consummation of the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with any of its customers, employees, shareholders, financing sources or vendors as a direct result thereof or in connection therewith;

             (vi) any change in the market price or trading volume of the securities of the Company (it being understood that the causes underlying such change in market price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred), or any suspension of trading in securities generally on any securities exchange on which the securities of the Company trade;

             (vii) the failure of the Company in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred);

             (viii) any event, change or effect resulting from declines in the operational or financial performance of the Company that are not materially worse than the trends experienced by the Company in the quarter ended December 31, 2008;

             (ix) any actions taken (or omitted to be taken) at the written request of Purchaser;

             (x) any action taken by the Company that is required pursuant to this Agreement; or

             (xi) any of the matters specifically disclosed in the Disclosure Schedule (as defined below);

        provided, however, that with respect to clauses (i) and (iv) such matter does not have a materially disproportionate effect on the Company, relative to comparable entities operating in the Company's business, and references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretative for purposes of determining whether a "Material Adverse Effect" has occurred; or

        (b) would prevent the Company from performing its material obligations under this Agreement in any material respect.

        In this Agreement, the words "Aware," "Knowledge" or similar words, expressions or phrases with respect to a party means the actual knowledge of such party's directors.

        The Company represents and warrants to Purchaser that the statements contained in this Article III are true and correct, except as set forth in the Disclosure Schedule, if any, delivered by the Company to Purchaser immediately prior to the execution and delivery of this Agreement (the "Disclosure Schedule"). Reference to any section in the Disclosure Schedule in this Article III shall be deemed to be a reference to all other sections in the Disclosure Schedule. Any reference in this Article III to an agreement being "Enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

        3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the SEC Reports, which SEC Reports shall qualify any representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby makes the following representations and warranties set forth below to Purchaser:

        (a) SUBSIDIARIES. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each of its direct and indirect subsidiaries (individually, a "Subsidiary") free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

        (b) ORGANIZATION AND QUALIFICATION. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect on the Company, and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

        (c) AUTHORIZATION; ENFORCEMENT. The Company has the requisite corporate power and authority to enter into and, subject to the approval of its stockholders with respect to the sale by the Company to Purchaser of the Securities as contemplated hereby, to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company subject to the aforementioned stockholder approval and, except for obtaining such stockholder approval, no further action is required by the Company, the Board of Directors or the Company's stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except
   (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) that rights to indemnification and contribution there under may be limited by federal or state securities laws or public policy relating thereto.

        (d) NO CONFLICTS. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Securities and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected (except as may have been waived) or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as would not have a Material Adverse Effect.

        (e) FILINGS, CONSENTS AND APPROVALS. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than (i) compliance with any applicable requirements of the Exchange Act, (ii) the filings contemplated by Sections 2.3.2 and 2.4 hereof, (iii) obtaining approval of its stockholders with respect to the sale by the Company to Purchaser of the Securities as contemplated hereby, (iv) filings required pursuant to Section 4.1 of this Agreement, (v) application(s) to each applicable Trading Market for the listing of the Securities for trading thereon in the time and manner required thereby and (vi) such filings as are required to be made under applicable state securities laws, FINRA and the Trading Market (collectively, the "Required Approvals").

        (f) ISSUANCE OF THE SECURITIES. The Securities are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens imposed by the Company other than any restrictions on transfer provided herein.

        (g) CAPITALIZATION. The capitalization of the Company is as described in the most recent applicable SEC Reports. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than as described in the SEC Reports, or pursuant to the exercise of employee stock options under the Company's stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company's employee stock purchase plans and pursuant to the conversion or exercise of Common Stock Equivalents. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities and as described in the SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. Except as disclosed in the SEC Reports, the issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except for approval by the Company's stockholders, no approval or authorization of the Board of Directors or others is required for the issuance and sale of the Securities. Except as described in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company's capital stock to which the Company is a party.

        (h) SEC REPORTS; FINANCIAL STATEMENTS. The Company has complied in all material respects with requirements to file all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "SEC Reports") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and the rules and regulation of the Commission promulgated there under, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP"), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

        (i) MATERIAL CHANGES; UNDISCLOSED EVENTS, LIABILITIES OR DEVELOPMENTS. Since the date of the latest audited financial statements included within the SEC Reports except as disclosed in the SEC Reports, (i) there has been no event, occurrence or development that has had or that would result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company's financial statements pursuant to GAAP or disclosed in filings made with the

   Commission, (iii) the Company has not altered its method of accounting except as required by law or GAAP, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company equity compensation plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except with respect to the transactions contemplated by this Agreement or as set forth in the SEC Reports, since the end of the period covered by the last SEC report, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed prior to the date of this Agreement.

        (j) LITIGATION. Except as disclosed in the SEC Reports, there is no action, suit, or proceeding or, to the knowledge of the Company, investigation, pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") in effect as of the date hereof which (i) challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) would, if there were an unfavorable decision, have a Material Adverse Effect. Neither the Company nor any Subsidiary, nor, to the knowledge of the Company, any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Company, there is not pending or contemplated any investigation by the Commission involving the Company or any current or former director or officer of the Company. To the knowledge of the Company, the Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

        (k) LABOR RELATIONS. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which would have a Material Adverse Effect. No executive officer, to the knowledge of the Company, is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and, to the Company's knowledge, the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect.

        (l) COMPLIANCE. Except as disclosed in the SEC Reports, neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as would not have a Material Adverse Effect.

        (m) REGULATORY PERMITS. Except as disclosed in the SEC Reports, the Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits would not have a Material Adverse Effect ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings in the last year relating to the revocation or modification of any Material Permit.

        (n) TITLE TO ASSETS. The Company and the Subsidiaries have good title in fee simple to all real property owned by them and good title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

        (o) PATENTS AND TRADEMARKS. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC

   Reports and which the failure to so have would have a Material Adverse Effect (collectively, the "Intellectual Property Rights"). Neither the Company nor any Subsidiary has received a notice (written or otherwise) in the last year that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person. To the knowledge of the Company, there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

        (p) INSURANCE. The Company and the Subsidiaries have insurance policies against such losses and risks and in such amounts as management for the Company believes is appropriate for the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. To the knowledge of the Company, such insurance contracts are accurate and complete.

        (q) TRANSACTIONS WITH AFFILIATES AND EMPLOYEES. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements or any other similar arrangements under any equity plan of the Company.

        (r) SARBANES-OXLEY; INTERNAL ACCOUNTING CONTROLS. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company and the Subsidiaries maintain a system of internal accounting controls that is designed to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms. The Company's certifying officers have evaluated the effectiveness of the Company's disclosure controls and procedures required under the Exchange Act.

        (s) CERTAIN FEES. Except as otherwise provided in the Transaction Documents, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due from the Company in connection with the transactions contemplated by the Transaction Documents.

        (t) INVESTMENT COMPANY. The Company is not, and immediately after receipt of payment for the Securities, will not be an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

        (u) REGISTRATION RIGHTS. Except as disclosed in the SEC Reports, no Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company, which rights are currently not satisfied.

        (v) LISTING AND MAINTENANCE REQUIREMENTS. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

        (w) APPLICATION OF TAKEOVER PROTECTIONS. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company's certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchaser as a result of the Purchaser and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company's issuance of the Securities and the Purchaser ownership of the Securities.

        (x) "Indebtedness" The SEC Reports sets forth as of the dates specified therein all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" means (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business) and (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

        (y) TAX STATUS. Except for matters that would not, individually or in the aggregate, have a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary in the last year.

        (z) FOREIGN CORRUPT PRACTICES. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

        (aa) Except for the representations and warranties of the Company contained in this Section 3.2, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided by the Company or any of its Affiliates.

        3.3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

        (a) ORGANIZATION; AUTHORITY. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and performance by Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary limited liability company or similar action on the part of Purchaser. Each Transaction Document to which it is a party has been duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

        (b) OWN ACCOUNT. Purchaser is acquiring the Shares (including the Securities) contemplated by this Agreement as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Shares (this representation and warranty not limiting Purchaser's right to sell the Shares otherwise in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law.

        (c) PURCHASER'S FUNDS. Purchaser has available all the funds necessary to consummate the Offer and the purchase of the Securities contemplated hereby, and to make all other necessary payments of fees and expenses required to be paid by Purchaser relating to such transactions, and Purchaser (i) has deposited the Purchase Escrow Amount with the Escrow Agent on the date hereof, and (ii) shall have provided written evidence satisfactory to the Company of the availability of the aggregate maximum amount of the consideration needed to consummate the Offer totaling $1,500,00 no later than three
   (3) days prior to the Closing Date.

        (d) PURCHASER STATUS. At the time Purchaser was offered the Securities, it was, and at the date hereof it is an "accredited investor" as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or
   (a)(8) under the Securities Act. Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

        (e) CERTAIN FEES. Except for fees payable by Purchaser to MC Capital Funding Group and except as otherwise provided in the Transaction Documents, no brokerage or finder's fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other person with respect to the transactions contemplated by the Transaction Documents. Otherwise, Purchaser shall have no obligation with respect to any such fees or with respect to any claims made by or on behalf of other persons for fees of a type contemplated in this Section.

        (f) EXPERIENCE OF PURCHASER. Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares to be acquired hereunder, and has so evaluated the merits and risks of such investment. Purchaser acknowledges that an investment in such Shares involves a high degree of risk and that Purchaser is able to bear the economic risk of an investment in such Shares and, at the present time, is able to afford a complete loss of such investment.

        (g) LITIGATION. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an "Action") which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have a Material Adverse Effect. There has not been, and to the knowledge of the Purchaser, there is not pending or contemplated, any investigation by the Commission involving the Purchaser or any current or former member or officer of the Purchaser.

        (h) FILINGS, CONSENTS AND APPROVALS. The Purchaser is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Purchaser of the Transaction Documents, other than filings required pursuant to Section 2.3 of this Agreement.

        (i) SHORT SALES AND CONFIDENTIALITY PRIOR TO THE DATE HEREOF. Other than consummating the transactions contemplated hereunder, Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing from the time that Purchaser and its Affiliates first submitted a term sheet (written or oral) to the Company setting forth the material terms of the transactions contemplated hereunder. Neither Purchaser nor any of its Affiliates owns, directly or indirectly, beneficially or of record, any Shares, and none of Purchaser or any of its Affiliates holds any rights to acquire Shares except pursuant to this Agreement. Other than to other Persons party to this Agreement, Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). The Purchaser acknowledges that it has read the SEC Reports. The Purchaser has not received any written documents that would constitute an offer to sell, or the solicitation of an offer to buy the Securities or that would constitute a prospectus under the Securities Act.

        (j) INTERIM OPERATIONS OF PURCHASER. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

        (k) DISCLOSURE. None of the information supplied or to be supplied by Purchaser for inclusion in the Schedule 14D-9 or the Offer Documents or the Company Proxy Statement, including any amendment or supplement to the Schedule 14D-9 or the Offer Documents or the Company Proxy Statement, will, at the respective times such documents are filed, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading.

                                 ARTICLE IV.
                       OTHER AGREEMENTS OF THE PARTIES

        4.1 SECURITIES LAWS DISCLOSURE; PUBLICITY. The Company shall (a) by 9:30 a.m. (New York City time) on the Business Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) within the time period prescribed by the Exchange Act, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto. The Company shall provide the Purchaser a reasonable opportunity to review and comment upon the press release and the Current Report on Form 8-K to be filed by the Company in accordance with the Exchange Act prior to the release or filing thereof. The Company and Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law or the rules of any listing agreement with any securities exchange, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication..

        4.2  ADDITIONAL AGREEMENTS; COOPERATION.

        (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings, including, but not limited to, submissions of information requested by governmental authorities, (vi) to provide all necessary information for the Company Proxy Statement and (vii) to fulfill all conditions to this Agreement.

        (b) Each of the parties hereto agrees to furnish to the other party hereto such necessary information and reasonable assistance as such other party may request in connection with its preparation of necessary filings or submissions to any regulatory or governmental agency or authority, including, without limitation, any filing necessary under any applicable Federal or state statute. At any time upon the written request of Purchaser, the Company shall advise Purchaser of the number of Shares outstanding.

        4.3  NO SOLICITATION.

        (a) Neither the Company nor any of its affiliates will, directly or indirectly, through any directors, officers, employees, agents, representatives or otherwise, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or its Subsidiaries or the acquisition of all or any significant assets or capital stock of the Company and its Subsidiaries taken as a whole ("Acquisition Proposal") or negotiate, explore or otherwise engage in discussions with any person (other than Purchaser and its representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby.

        (b) Notwithstanding the provisions of Section 4.3(a) hereof, in the event that prior to the consummation of the transactions contemplated by this Agreement, the Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to respond to an Unsolicited Superior Proposal (as defined below) or an Acquisition Proposal that it reasonably believes could lead to an Unsolicited Superior Proposal in order to comply with its fiduciary duties to the Company's stockholders under applicable law,
   (i) the Company may directly or indirectly through any directors, officers, employees, agents, representatives or otherwise (x) participate in discussions or negotiations with the Person making such proposal and (y) provide to such Person non-public information and access to properties, books, records and personnel of the Company, subject to entering into, and providing the Purchaser with a copy of, a confidentiality agreement entered into with such Person in such form as is reasonably acceptable to the Company, and (ii) the Board of Directors may (x) withdraw or modify its approval or recommendation of this Agreement or (y) approve or recommend an Unsolicited Superior Proposal or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any agreement with respect to any Unsolicited Superior Proposal), but in each of the cases set forth in this clause (ii)(y), no action shall be taken by the Company pursuant to clause (ii)(y) until a time that is after the fifth (5th) business day following Purchaser's receipt of written notice advising Purchaser that the Board of Directors has received an Unsolicited Superior Proposal, specifying the material terms and conditions of such Unsolicited Superior Proposal and identifying the person making such Unsolicited Superior Proposal, to the extent such identification of the person making such proposal does not breach the fiduciary duties of the Board of Directors as advised by outside legal counsel. For purposes of this Agreement, an "Unsolicited Superior Proposal" means any bona fide, unsolicited, written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms that the Board of the Company determines in its good faith judgment (after consultation with its financial advisor) to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement.

        (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company shall immediately advise Purchaser orally and in writing of any request for non-public information from any Person in connection with making an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and to the extent such disclosure is not a breach of the fiduciary duties of the Board of Directors as advised by outside legal counsel, the identity of the person making such request or Acquisition Proposal.

        (d) Nothing contained in this Section 4.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, failure to disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; provided, however, that neither the Company nor the Board of Directors nor any committee thereof shall, except as permitted by Section 4.3(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or approve or recommend, or propose publicly to approve or recommend, a Acquisition Proposal.

        4.4  ACCESS TO INFORMATION.

        (a) From the date of this Agreement until the Closing Date, the Company will give Purchaser and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) full access during normal business hours to all facilities, personnel and operations and to all books, records, documents, contracts, and financial statements of it and its Subsidiaries, provided such access does not unreasonably disrupt the Company's operations, and will cause its officers and those of its Subsidiaries to furnish Purchaser with such financial and operating data and other information regularly prepared by the Company with respect to its business and properties as Purchaser may from time to time reasonably request.

        (b) Purchaser acknowledges that information received by it or them concerning the Company and its operations is subject to the Confidentiality Agreement dated February 11, 2009 between Purchaser and the Company ("Confidentiality Agreement""), which remains in full force and effect. Without limiting the foregoing, Purchaser will not, and will cause its Affiliates and representatives not to, use any information obtained pursuant to Section 4.4(a) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

        4.5 NOTIFICATION OF CERTAIN MATTERS. The Company or Purchaser, as the case may be, shall promptly notify the other of (i) its obtaining of actual knowledge as to the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause or result in the failure of a condition to Closing specified in Section 2.5 hereof; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

        4.6 RESIGNATION AND APPOINTMENT OF CERTAIN DIRECTORS AND OFFICERS. At or prior to the Closing Date, (a) the Company shall deliver to Purchaser the resignations of (i) Sheldon Brottman, Edward Hunter, Thomas Kosnik and Kent Yauch from their positions as directors of the Company, and (ii) Herbert F. Imhoff, Jr. from his officer positions as Chief Executive Officer of the Company and Chairman of the Board (such resignation shall not, however, include Mr. Imhoff's resignation as a member of the Board), with such resignations, in the case of each of clauses (i) and (ii), to be effective as of the Closing, and (b) the Company shall cause (i) each of Stephen Pence, Charles (Chuck) W.B. Wardell III and Jerry Lancaster to be appointed to the Board, and (ii) Ronald E. Heineman to be appointed as Chief Executive Officer of the Company and Stephen Pence to be appointed as Chairman of the Board, with such appointments, in the case of each of clauses (i) and (ii), to be effective as of the Closing and immediately after the resignations described in the foregoing clause
   (a).

        4.7  DIRECTORS' AND OFFICERS' INSURANCE.

        (a) Purchaser shall cause to be maintained in effect for not less than six (6) years from the Closing Date the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Purchaser may substitute therefore policies of at least the same coverage containing terms and conditions which are no less advantageous) with respect to matters occurring on or prior to the Closing Date; provided, that in no event shall Purchaser or the Company be required to expend annually more than 150% of the amount that the Company spent for these purposes in the last fiscal year to maintain or procure insurance coverage pursuant hereto.

        (b) From and after the Closing Date, Purchaser shall cause the Company to indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Closing Date a director or officer of Company or any of its Subsidiaries, and their heirs and personal representatives (the "Indemnified Parties"), against any and all expenses incurred in connection with any claim, suit, investigation or proceeding arising out of or pertaining to any action or omission occurring on or prior to the Closing Date (including, without limitation, any claim, suit, investigation or proceeding which arises out of or relates to the transactions contemplated by this Agreement), and shall promptly pay to each Indemnified Party expenses incurred by each Indemnified Party in connection with and in advance of the final disposition of any such claim, suit, investigation or proceeding, in each case, to the full extent permitted by law.

        (c) The certificate of incorporation and by-laws of the Company shall contain the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of Company as of the Closing, which provisions shall not be amended, repealed or otherwise modified after the Closing in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Closing (including, without limitation, the transactions contemplated by this Agreement).

        (d) The provisions of this Section 4.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives.

        4.8 FEES AND EXPENSES. Except as otherwise provided in Section 6.2, whether or not the transactions contemplated by this Agreement are consummated, the Company and Purchaser shall bear their respective expenses incurred in connection with this Agreement, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

        4.9 STOCKHOLDER LITIGATION. Each of the Company and Purchaser shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company or Purchaser, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

        4.10 STOCKHOLDER RIGHTS PLAN. Prior to the earlier of the Closing and the termination of this Agreement, no claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that the Purchaser is an "Acquiring Person" under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

        4.11 RESERVATION OF COMMON STOCK. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Securities pursuant to this Agreement.

        4.12 PURCHASE OR SALES AFTER THE DATE HEREOF. Purchaser covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchase or sale of the Company's Common Stock during the period commencing on the date hereof and ending at the Closing Date.

        4.13 RESTRICTED TRANSACTIONS. For a period of three years after the Closing Date, neither the Company nor any of its Subsidiaries shall, and Purchaser shall not cause or permit the Company or any of its Subsidiaries to: (a) declare, set aside or pay any cash dividend in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or any of its Subsidiaries, or (b) enter into any management agreement, advisory agreement, consulting agreement or similar agreement with, or pay any fees to, Purchaser or any of its Affiliates, including River Falls Financial Services, Inc. or any of its Affiliates.

                                 ARTICLE V.
                    CONDUCT OF BUSINESS OF PURCHASER AND
                    THE COMPANY PENDING THE CLOSING DATE

        5.1  CONDUCT OF BUSINESS OF THE COMPANY PENDING THE CLOSING DATE.

        (a) Except as contemplated by this Agreement, or as expressly agreed to in writing by Purchaser, during the period from the date of this Agreement until the Closing Date, each of the Company and its Subsidiaries will conduct their respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Closing Date, the Company will not nor will it permit any of its Subsidiaries to, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

             (i) amend its certificate of incorporation or bylaws or other organizational documents, except that the Company shall be allowed to amend its bylaws to eliminate the provision therein that limits the number of vacancies on the Board that can be filled by the Board;

             (ii) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except pursuant to and in accordance with the terms of currently outstanding options and except for the issuance of Securities contemplated hereby;

             (iii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its Subsidiaries, except as otherwise expressly provided in this Agreement;

             (iv) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money other than under existing lines of credit in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible

   (whether directly, contingently or otherwise) for the obligations of any other person except for its wholly owned subsidiaries, in the ordinary course of business and consistent with past practices; or
   (iii) make any loans, advances or capital contributions to, or investments in, any other person in an aggregate amount exceeding $50,000;

             (v) (i) increase in any manner the compensation of any employee, director or officer except in the ordinary course of business consistent with past practice or except as required under currently existing agreements, plans or arrangements; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, officer or director except consistent with commercially acceptable standards or except as required under currently existing agreements, plans or arrangements; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof; provided, however, that this clause (iv) shall not prohibit the Company from renewing any such plan, agreement or arrangement already in existence on terms no more favorable to the parties to such plan, agreement or arrangement;

             (vi) except as otherwise expressly contemplated by this Agreement, enter into any material agreements, commitments or contracts, except for (i) agreements, commitments or contracts for the purchase, sale or lease of goods or services involving payments or receipts by the Company or its Subsidiaries not in excess of $50,000 individually, or (ii) agreements, commitments or contracts (or amendments thereof) otherwise entered into in the ordinary course of the Company's current business;

             (vii) except as otherwise expressly contemplated by this Agreement, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization;

             (viii) authorize or commit to make capital expenditures in excess of $50,000;

             (ix) make any change in the accounting methods or accounting practices followed by the Company, except as required by GAAP;

             (x) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in excess of $50,000 without the consent of Purchaser;

             (xi) make any election under the Internal Revenue Code which would have a Material Adverse Effect; or

             (xii)  agree to do any of the foregoing.

        5.2 CONDUCT OF BUSINESS OF PURCHASER PENDING THE CLOSING DATE. Except as contemplated by this Agreement or as expressly agreed to in writing by the Company, during the period from the date of this Agreement to the Closing Date on which the transactions contemplated herein are consummated, Purchaser will use all commercially reasonable efforts to keep substantially intact its business, properties and business relationships and will take no action which would materially adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

                                 ARTICLE VI.
                                MISCELLANEOUS

        6.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Closing, whether before or after approval by the stockholders of the Company of the issuance of Securities to Purchaser contemplated hereby:

        (a)  by mutual written consent of Purchaser and the Company;

        (b)  by either Purchaser or the Company:

             (i) if, upon a vote at the Stockholders Meeting, or any adjournment thereof, the approval of the issuance of Securities to Purchaser as contemplated by this Agreement by the stockholders of Company required by the Illinois Business Act or by the applicable rules of the Trading Market shall not have been obtained;

             (ii) if, without any material breach by the terminating party of its obligations under this Agreement, the issuance of Securities to Purchaser contemplated hereby and the Offer shall not have been consummated on or before the ninety-fifth (95th) day from the date of this Agreement (the "Termination Trigger Date"); provided, however, that if the Closing has not occurred on or prior to such 95th day, and if the SEC has elected to review and/or comment upon any of the Schedule TO, any other Offer Document, the Schedule 14D-9 or the Company Proxy Statement, then the Termination Trigger Date shall be extended until the close of business on the 50th day after the last date on which the SEC completes its review of and has no further comments to the Schedule TO, any other Offer Document, the Schedule 14D-9 and the Company Proxy Statement; or

             (iii) if any Governmental Entity shall have enacted, entered, promulgated or enforced a final and non-appealable order, decree or injunction which prohibits the consummation of the transactions contemplated hereby (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 4.2(a) hereof), or permanently enjoins the acceptance for payment of, or payment for, Shares pursuant to the Offer or Securities pursuant to the proposed sale and purchase of Securities contemplated hereby;

        (c) by the Company if (i) Purchaser shall have failed to commence the Offer within ten (10) Business Days following the date hereof, or (ii) any change to the Offer is made in contravention of the provisions of Article II;

        (d) by the Company, if Purchaser shall materially breach any of its representations, warranties or obligations hereunder which breach cannot be or has not been cured within 30 days after the giving of written notice to Purchaser, but only if such breach, individually or together with all other such breaches, is reasonably likely to materially and adversely affect Purchaser's ability to consummate the Offer or the purchaser of Securities to be sold to Purchaser hereunder; provided, however, that no cure period shall be applicable under any circumstances with respect to the matter set forth in
   Section 6.1(b)(i); or

        (e) by either Purchaser or the Company if the Company enters into a definitive agreement to effect a Superior Proposal.

        Section 6.2    EFFECT OF TERMINATION.

        (a) AGREEMENT VOID. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, the terminating party shall provide written notice of such termination to the other party (which notice shall specify the applicable provision of Section
   6.1 under which such termination is being effected), this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for agreements contained in Sections 6.4, 6.5, 6.7, 6.8, 6.9, 6.11, 6.13, 6.14, 6.16, 6.17, 6.18 and this Section 6.2, provided, however, that nothing contained in this Section shall relieve any party from liability for fraud or any intentional breach of this Agreement prior to such termination.

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        (b)  TERMINATION FEE.

             (i) If this Agreement is terminated pursuant to Section 6.l(e), then the Company shall (provided that Purchaser is not then in material breach of its obligations under this Agreement) (A) pay to Purchaser promptly and in any event within two Business Days of such termination $175,000 in cash and (B) reimburse Purchaser promptly and in any event within seven Business Days of such termination for any of Purchaser's documented out-of-pocket expenses (including without limitation fees and expenses of outside professionals) incurred in connection with the transactions contemplated hereby up to an aggregate reimbursement amount pursuant to this clause (B) of $150,000, in each case, by wire transfer of immediately available funds to an account specified by Purchaser. The rights of Purchaser to receive the payments contemplated by this Section 6.2(b)(i) shall be in lieu of any damages remedy or other claim by Purchaser in respect of the transactions contemplated hereby.

             (ii) If this Agreement is terminated pursuant to Section 6.l(c) or Section 6.1(d), then Purchaser shall (provided that the Company is not then in material breach of its obligations under this Agreement) (A) pay to the Company promptly and in any event within two Business Days of such termination $175,000 in cash and (B) reimburse the Company promptly and in any event within seven Business Days of such termination for any of the Company's documented out-of-pocket expenses (including without limitation fees and expenses of outside professionals) incurred in connection with the transactions contemplated hereby up to an aggregate reimbursement amount pursuant to this clause (B) of $150,000, in each case, by wire transfer of immediately available funds to an account specified by the Company. The rights of the Company to receive the payments contemplated by this
   Section 6.2(b)(ii) shall be in lieu of any damages remedy or other claim by the Company in respect of the transactions contemplated hereby.

        6.3 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS. None of the representations or warranties contained in this Agreement or the covenants to be performed prior to the Closing shall survive the Closing, and thereafter there shall be no liability on the part of any party hereto or any of their respective officers, directors or
   stockholders in respect thereof.   The covenants and agreements
   contained herein to be performed or complied with at or after the Closing shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated hereby.

        6.4 TRANSFER AGENT FEES. The Company shall pay all Transfer Agent fees, stamp taxes and other similar taxes and duties levied in connection with the delivery of any Securities to the Purchaser.

        6.5 ENTIRE AGREEMENT. This Agreement, together with the other Transaction Documents, and the exhibits and schedules hereto and thereto, and the Confidentiality Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

        6.6 NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

        6.7 AMENDMENTS; WAIVERS. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought; provided, however, that after stockholder approval at the Stockholders Meeting of the issuance of Securities contemplated hereby, no amendment shall be made which by law requires further approval by stockholders of the Company without obtaining such approval. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

        6.8 HEADINGS. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

        6.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

        6.10 NO THIRD-PARTY BENEFICIARIES. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Sections 4.7, 4.13 and 4.14.

        6.11 GOVERNING LAW. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of Chicago. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

        6.12 EXECUTION. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

        6.13 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

        6.14 REPLACEMENT OF SECURITIES. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

        6.15 REMEDIES. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchaser and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

        6.16 LIQUIDATED DAMAGES. The Company's or Purchaser's, as the case may be, obligations to pay any partial liquidated damages pursuant to Section 6.2 (if applicable) or other amounts owing under this Agreement or the other Transaction Documents is a continuing obligation of such party and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

        6.17 SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

        6.18 CONSTRUCTION. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and the other Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto or thereto.

        6.19 WAIVER OF JURY TRIAL. In any action, suit or proceeding in any jurisdiction brought by any party against any other party, the parties each knowingly and intentionally, to the greatest extent permitted by applicable law, hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.

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        IN WITNESS WHEREOF, the parties hereto have caused this
   Securities Purchase and Tender Offer Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.


       GENERAL EMPLOYMENT ENTERPRISES, INC.


       By: /s/ Kent M. Yauch

           Name: Kent M. Yauch
           Title: Vice President, Chief Financial Officer and
           Treasurer

       One Tower Lane
       Suite 2200
       Oakbrook Terrace, Illinois 60181
       Attention: Chief Executive Officer
       Fax:  (630) 954-0595

       With a copy to (which shall not constitute notice):

       Schiff Hardin LLP
       6600 Sears Tower
       Chicago, Illinois 60606
       Attention:  Steve E. Isaacs, Esq.
       Fax:  (312) 258-5600


       PSQ, LLC


       By: /s/ Stephen B. Pence

           Name:  Stephen B. Pence
           Title: Member

       Hurstbourne Place, Suite 1205
       9300 Shelbyville Road
       Louisville, Kentucky 40222
       Telephone:  (502) 736-6200
       Facsimile:  (502) 736-6205
       Attention:  Ronald E. Heineman
       With a copy to (which shall not constitute notice):

       Law Office of Gregory Bartko, LLC
       Professional Limited Liability Company
       3475 Lenox Road, Suite 400
       Atlanta, Georgia 30326
       Attention:  Gregory Bartko, Esq.
       Fax:  866-342-4092

                                     39